Exhibit 8.2

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525-5500; FAX: (86 10) 8525-5511/ 5522

March 26, 2014

To: 500.COM LIMITED

500.com Building

Shenxianling Sports Center

Longgang District

Shenzhen, 518115

People’s Republic of China

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to 500.COM LIMITED (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1 dated March 26, 2014, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering by the Company and certain selling shareholders named in the Registration Statement of American Depositary Shares (“ADSs”), representing Class A ordinary shares of the Company (the “Ordinary Shares”) and (ii) the Company’s proposed supplemental listing of its ADSs on the New York Stock Exchange. We have been requested to give this opinion on the PRC Companies (as defined below).

A.	Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

CONFIDENTIALITY. This document contains confidential information which may also be privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it. If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail. Thanks.

HAN KUN LAW OFFICES

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

iii.	The Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

iv.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v.	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)	“E-Sun Network” means Shenzhen E-Sun Network Co., Ltd.;

(b)	“E-Sun Sky” means Shenzhen E-Sun Sky Network Technology Co., Ltd.;

(c)	“GTD” means Shenzhen Guangtiandi Technology Co., Ltd.;

(d)	“PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

HAN KUN LAW OFFICES

(e)	“PRC Laws” means all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC;

(f)	“PRC Affiliated Companies” means E-Sun Network, E-Sun Sky, YLG and GTD;

(g)	“PRC Companies” means the PRC Subsidiary and the PRC Affiliated Companies;

(h)	“PRC Subsidiary” means E-Sun Sky Computer (Shenzhen) Co., Ltd.;

(i)	“YLG” means Shenzhen Youlanguang Technology Co., Ltd.;

Based on our review of the Documents, subject to the Assumptions and the Qualifications, we are of the opinion that:

1.	The statements made in the Registration Statement under the caption “Taxation – People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

HAN KUN LAW OFFICES

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

vi.	This opinion is intended to be used in the context which is specifically referred to herein.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/S/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

4